UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 1, 2014

Merit Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

Utah	0-18592	87-0447695
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1600 West Merit Parkway
South Jordan, Utah	84095
(Address of principal executive offices)	(Zip Code)

(801) 253-1600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2014, Arlin D. Nelson retired as Chief Operating Officer of Merit Medical Systems, Inc. (the “Company”). Also effective January 1, 2014, the Board of Directors of the Company (the “Board”) appointed Ronald A. Frost to succeed Mr. Nelson as the Chief Operating Officer of the Company.

Mr. Nelson, who has been employed by the Company for 25 years, will continue to be employed by the Company, with responsibility for special projects for a term expiring on December 31, 2015. Mr. Nelson will be entitled to receive continued payment of his base salary at the current level and to participate in the Company’s benefit plans, practices, policies and programs, to the extent applicable generally to other peer employees of the Company or as otherwise determined by the Board. Mr. Nelson’s right to receive other benefits under an Amended and Restated Employment Agreement, dated on or about December 30, 2010, entered into by and between the Company and Mr. Nelson (the “Amended Employment Agreement”), including any right to receive payments in connection with a “Change in Control” (as such term is defined in the Amended Employment Agreement), were terminated as a result of such modification. Mr. Nelson will remain subject to the confidentiality provisions of the Amended Employment Agreement.
Mr. Frost, age 52, has been employed by the Company for more than 22 years, serving in multiple positions, including as a Quality Engineer, a Manufacturing Engineer, Custom Kits Manager, Customer Service Manager, Production Planning and Warehouse Manager, General Manager of the Company’s Richmond, Virginia operations and Vice President of Technology Transfer. At the time of his appointment as Chief Operating Officer, Mr. Frost was serving as the Company’s Vice President of Materials and Operations, a position he has held since December, 2007. There are no arrangements or understandings between Mr. Frost and any other person pursuant to which he was selected as Chief Operating Officer. There are also no family relationships between Mr. Frost and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Frost’s appointment as Chief Operating Officer, the Company increased his base salary to $300,000 per year. Mr. Frost will also be eligible to participate in the Company’s performance bonus programs for similarly situated executive officers. The actual incentive compensation that may be earned by Mr. Frost in any fiscal year will be dependent upon the achievement by the Company and Mr. Frost, as the case may be, of the applicable performance objectives, with such performance to be determined by the Board or a committee of the Board, in its sole discretion. The Board, or a committee thereof, may also grant to Mr. Frost discretionary bonuses in recognition of extraordinary performance. Mr. Frost will also be eligible to receive long-term equity awards under the Company’s 2006 Long-Term Incentive Plan. Neither the Company, the Board nor any committee of the Board has made any commitment to Mr. Frost regarding payment of incentive compensation or the grant of equity awards. As of the date of this report, the Company and Mr. Frost have not entered into any written agreement with respect to Mr. Frost’s engagement as Chief Operating Officer; however, the Company anticipates that, in accordance with the Company’s customary practices, the Company may enter into employment and indemnification agreements with Mr. Frost in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIT MEDICAL SYSTEMS, INC.

Date: January 7, 2014	By:	/s/ Rashelle Perry
Rashelle Perry
Chief Legal Officer